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                                                                    EXHIBIT 8(I)

                        [SULLIVAN & CROMWELL LETTERHEAD]

                                                                NOVEMBER 7, 1996

Thomas & Betts Corporation,
  1555 Lynnfield Road,
    Memphis, Tennessee 38119.

Ladies and Gentlemen:

    We have acted as special counsel to Thomas & Betts Corporation, a Tennessee corporation ("T&B"), in connection with the proposed merger (the "Merger") of EG Acquisitions Corp., a Delaware corporation and a wholly-owned subsidiary of T&B ("Acquisition"), with and into Augat Inc., a Massachusetts corporation ("Augat"), upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Agreement") by and among T&B, Acquisition and Augat dated as of October 7, 1996. At your request, in connection with the filing by T&B of the Registration Statement on Form S-4 (the "Registration Statement"), which includes the joint proxy statement/prospectus relating to the special meetings of shareholders of T&B and Augat and the issuance of shares of common stock, no par value, of T&B pursuant to the Agreement, we are rendering our opinion concerning certain federal income tax consequences of the Merger.

    For purposes of the opinion set forth below we have relied, with your consent, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained in the certificates of the officers of T&B, Acquisition and Augat provided to us, and have assumed that such certificates will be complete and accurate as of the effective time of the Merger. We have also relied upon the accuracy of the Registration Statement.

    We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Registration Statement.

    Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization with the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that each of T&B, Acquisition and Augat shall be treated as a party to the reorganization within the meaning of Section 368(b) of the Code.

    We hereby confirm the accuracy of the discussion set forth in the joint proxy statement/prospectus under the heading "Certain Federal Income Tax Consequences" and we consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the reference to this opinion in the joint proxy statement/prospectus under the heading "Certain Federal Income Tax Consequences." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                          Very truly yours,

                                          /s/ SULLIVAN & CROMWELL